Exhibit 99.1
MILACRON
Manufacturing Technologies
News Release
Milacron Restates Loss Per Common Share for 2004
Net Loss, Balance Sheet, Cash Flow and Shareholder Equity Statements
Remain Accurate and Unchanged
CINCINNATI, OHIO, October 14, 2005...Milacron Inc. (NYSE: MZ) said that it has discovered an error in the calculation of its previously reported loss per common share for the second quarter of 2004 and consequently for the full year 2004 as well. While all other figures in Milacron’s 2004 income statement remain accurate and correct, the loss per common share amounts were calculated incorrectly because of an inadvertent omission of the effect of a “beneficial conversion feature” related to the issuance of convertible preferred stock in the second quarter of 2004. The correction of this error does not result in any changes to net earnings, nor does it affect the balance sheet or the cash flow or shareholder equity statements.
In June 2004, Milacron issued 6% Series B Convertible Preferred Stock, which contained a beneficial conversion feature arising from the fact that the conversion price was lower than the fair value of the common stock at that time. The company correctly accounted for this difference by adding it directly to its accumulated deficit and not including it in its net loss for the quarter. However, the company inadvertently failed to apply the amount, as is required by U.S. generally accepted accounting principles, when calculating its loss per common share. Using the correct methodology, Milacron’s loss per common share in the second quarter of 2004 was $0.99, not $0.60 as initially reported, and for the year 2004 it was $1.73, not $1.34.
Milacron is filing today with the Securities and Exchange Commission a Current Report on Form 8-K disclosing all restated per-share amounts and is amending its 2004 Annual Report on Form 10-K as well as its Form 10-Q for the second quarter of 2005 for comparison purposes.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).
Contact: Al Beaupre 513-487-5918
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Milacron Inc. — 2090 Florence Ave. — Cincinnati, OH 45206 — 513-487-5000 — www.milacron.com